Exhibit 99.1

NEWS RELEASE

Corporate Offices: 1328 Racine Street Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson

(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2020

FIRST QUARTER FINANCIAL RESULTS

●  Significant decline in North American oil and gas market demand

● Generated $1,481,000 in operating cash flow for the fiscal 2020 first quarter
● Continued focus on executing strategic growth plan and improving profitability
● Six-month backlog remains stable at $96.7 million

RACINE, WISCONSIN — November 1, 2019 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2020 first quarter ended September 27, 2019.

Net sales for the fiscal 2020 first quarter were $59.3 million, compared to $74.7 million for the same period last year. The 20.6% decrease in 2020 first quarter sales was primarily due to reduced demand for the Company’s 8500 series transmission systems from North American fracking customers. Demand remained stable across the Company’s global industrial and commercial marine markets. Foreign currency exchange had a $1.5 million unfavorable impact on fiscal 2020 first quarter sales.

Commenting on the results, John H. Batten, Chief Executive Officer, said: “Unfortunately, during the fiscal 2020 first quarter a weak oil and gas environment continued to impact sales, while gross margin was impacted by a $3.9 million expense for an isolated product performance issue related to one of our pressure pumping transmission models. This issue appears to be limited to the application characteristics associated with one customer and we are working to address their installed base of Twin Disc oil and gas transmission systems.

“We continue to work through the market and operational challenges that have recently impacted our business. Strategic enhancements are underway which include aggressive cost reduction initiatives, adding machinery, and expanding our manufacturing and logistic capabilities. The investments we are making will increase efficiencies and product quality while improving margins, and we expect to begin seeing the benefits flow through our income statement this fiscal year. I am confident we will navigate the near-term challenges we are facing, and emerge a leaner, more focused, and more profitable organization, while creating value for our shareholders.”

Gross profit percent for the fiscal 2020 first quarter was 16.3%, compared to 32.1% in the fiscal 2019 first quarter. The decrease in the gross profit percent for the fiscal 2020 first quarter compared to the fiscal 2019 first quarter was primarily due to the $3.9 million expense noted above and a less profitable mix of revenues associated with reduced new rig construction and aftermarket demand in the North American fracking market and volume shifting to lower margin products. Gross profit, as a percent of fiscal 2020 first quarter sales, adjusted for the product performance accrual was 22.8%, which improved slightly from 22.7% reported for the fourth quarter of fiscal 2019.

For the fiscal 2020 first quarter, marketing, engineering and administrative (ME&A) expenses decreased $2.6 million to $16.3 million, compared to $19.0 million for the fiscal 2019 first quarter. The 13.9% decrease in ME&A expenses in the quarter was primarily due to lower professional fees ($0.4 million), bonus expense ($0.6 million), marketing spending ($0.6 million), stock-based compensation ($0.4 million) and the impact of the Mill Log divestiture ($0.7 million). As a percent of revenues, ME&A expenses increased to 27.6% for the fiscal 2020 first quarter, compared to 25.4% for the same period last year.

Twin Disc recorded restructuring charges of $0.1 million in the fiscal 2020 first quarter, compared to restructuring charges of $0.2 million in the same period last fiscal year. Restructuring activities during the fiscal 2020 first quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations.

The fiscal 2020 first quarter tax rate was 20.5%, compared to 23.4% for the same period last fiscal year. The variance to the prior year rate is a function of the jurisdictional mix of earnings.

The net loss attributable to Twin Disc for the fiscal 2020 first quarter was $(6.3 million), or $(0.48) per share, compared to a net income attributable to Twin Disc of $2.9 million, or $0.24 per diluted share for the prior fiscal year first quarter.

Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)* were a loss of $(4.6 million) for the fiscal 2020 first quarter, compared to a positive $8.0 million for the fiscal 2019 first quarter.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “We generated $1.5 million of cash from operating activities, despite the $6.3 million loss in the first quarter and high levels of inventory. The increase in inventory is primarily due to an elevated amount of oil and gas transmission components. We are confident that we’ve reached peak inventory levels and expect to see inventory reductions during fiscal 2020, which should result in improved operating cash flow. We continue to make strategic investments in our operations and for the fiscal 2020 first quarter we invested $4.0 million in capital expenditures and expect to invest approximately $12.0 million to $14.0 million in capital expenditures in total during fiscal 2020.”

Mr. Batten concluded: “Our six-month backlog at September 28, 2019 was $96.7 million, compared to $99.6 million at June 30, 2019 and $146.3 million at September 29, 2018. Despite recent weakness in the North American oil and gas market, we continue to actively quote projects and anticipate improved market conditions in the second half of fiscal 2020. In addition, demand remains stable throughout our other global end-markets, including our Veth marine market. I am confident the strategies underway to grow sales and improve our operations, including the new Texas facility, a new domestic aftermarket location, additional Veth synergies and recent product releases, will create significant long-term value in the future.

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on November 1, 2019. To participate in the conference call, please dial
800-239-9838 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. November 1, 2019 until midnight November 8, 2019. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 8210267.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME (In thousands, except per-share data; unaudited)

	For the Quarter Ended
	September 27, 2019	September 28, 2018
Net sales	$59,290	$74,689
Cost of goods sold	49,654	50,704
Gross profit	9,636	23,985
Marketing, engineering and administrative expenses	16,346	18,986
Restructuring expenses	121	173
(Loss) income from operations	(6,831)	4,826

Interest expense	389	717
Other expense, net	691	319
(Loss) income before income taxes and noncontrolling interest	(7,911)	3,790
Income tax (benefit) expense	(1,618)	887

Net (loss) income	(6,293)	2,903
Less: Net earnings attributable to noncontrolling interest, net of tax	(18)	(41)
Net (loss) income attributable to Twin Disc	$(6,311)	$2,862

(Loss) income per share data:
Basic (loss) income per share	$(0.48)	$0.24
Diluted (loss) income per share	$(0.48)	$0.24

Weighted average shares outstanding data:
Basic shares outstanding	13,111	11,722
Diluted shares outstanding	13,111	11,799

Comprehensive (loss) income:
Net (loss) income	$(6,293)	$2,903
Benefit plan adjustments, net of income taxes of $169 and $146, respectively	557	471
Foreign currency translation adjustment	(2,996)	(561)
Unrealized loss on cash flow hedge, net of income taxes of $146 and $0, respectively	(143)	-
Comprehensive (loss) income	(8,875)	2,813
Less: Comprehensive income attributable to noncontrolling interest	(36)	(16)

Comprehensive (loss) income attributable to Twin Disc	$(8,911)	$2,797

Reconciliation of Consolidated net (LOSS) income to EBITDA

(In thousands; unaudited)

	For the Quarter Ended
	September 27, 2019	September 28, 2018
Net (loss) income attributable to Twin Disc	$(6,311)	$2,862
Interest expense	389	717
Income taxes	(1,618)	887
Depreciation and amortization	2,926	3,520
Earnings (loss) before interest, taxes, depreciation and amortization	$(4,614)	$7,986

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 27,	June 30,
	2019	2019
ASSETS
Current assets:
Cash	$16,505	$12,362
Trade accounts receivable, net	36,893	44,013
Inventories	127,305	125,893
Prepaid expenses	9,821	11,681
Other	8,001	8,420
Total current assets	198,525	202,369

Property, plant and equipment, net	71,249	71,258
Goodwill, net	25,072	25,954
Intangible assets, net	23,267	25,353
Deferred income taxes	19,508	18,178
Other assets	3,840	3,758

Total assets	$341,461	$346,870

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	25,278	31,468
Accrued liabilities	44,954	39,609
Total current liabilities	72,232	73,077

Long-term debt	47,554	40,491
Lease obligations	14,054	14,683
Accrued retirement benefits	25,141	25,878
Deferred income taxes	6,894	7,429
Other long-term liabilities	2,223	2,494

Total liabilities	168,098	164,052

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	43,182	45,047
Retained earnings	190,161	196,472
Accumulated other comprehensive loss	(40,571)	(37,971)
	192,772	203,548
Less treasury stock, at cost (1,300,317 and 1,392,524 shares, respectively)	19,920	21,332

Total Twin Disc shareholders' equity	172,852	182,216

Noncontrolling interest	511	602
Total equity	173,363	182,818

TOTAL LIABILITIES AND EQUITY	$341,461	$346,870

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Quarter Ended
	September 27, 2019	September 28, 2018

Cash flows from operating activities:
Net (loss) income	$(6,293)	$2,903
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,926	2,349
Provision for deferred income taxes	(1,663)	3,460
Stock compensation expense and other non-cash changes, net	457	892
Net change in operating assets and liabilities	6,054	(9,953)
Amortization of inventory fair value step-up	-	1,171
Net cash provided by operating activities	1,481	822

Cash flows from investing activities:
Acquisitions of fixed assets	(4,037)	(3,556)
Proceeds from sale of fixed assets	29	30
Other, net	(129)	(129)
Acquisition of Veth Propulsion, less cash acquired	-	(59,649)
Net cash used by investing activities	(4,137)	(63,304)

Cash flows from financing activities:
Borrowings under revolving loan arrangement	33,095	67,103
Repayments under revolver loans	(25,397)	(45,231)
Dividends paid to noncontrolling interest	(127)	(115)
Payments of withholding taxes on stock compensation	(913)	(926)
Proceeds from issuance of common stock, net	-	32,210
Proceeds from exercise of stock option	-	12
Borrowings under long-term debt arrangement	-	35,000
Repayments of long-term borrowings	-	(24,234)
Net cash provided by financing activities	6,658	63,819

Effect of exchange rate changes on cash	141	49

Net change in cash	4,143	1,386

Cash:
Beginning of period	12,362	15,171

End of period	$16,505	$16,557

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